UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020 (April 3, 2020)

NorthWestern Corp
(Exact name of registrant as specified in its charter)

Delaware			1-10499	46-0172280
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NWE	NYSE
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 3, 2020, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) entered into a $100 million 364-Day Term Loan Credit Agreement, dated as of April 3, 2020 ("Term Loan"), among the Company, as Borrower; U.S. Bank National Association and Canadian Imperial Bank of Commerce, as Lenders; and U.S. Bank National Association, as Administrative Agent. On April 3, 2020, the Company borrowed the full amount under the Term Loan, the proceeds of which are expected to be used to pay down a portion of outstanding revolving credit facility borrowings and for general corporate purposes.
All principal and unpaid interest under the Term Loan is due and payable on April 2, 2021. The Company may prepay the principal and interest, and amounts prepaid may not be reborrowed. The Term Loan requires the Company to maintain a consolidated indebtedness to total capitalization ratio of 65 percent or less. Failure to comply with this covenant would entitle the banks to terminate their lending commitments and to accelerate the maturity of all amounts outstanding. The Company was in compliance with this covenant as of April 3, 2020.
The Term Loan also contains covenants that restrict the Company in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The Term Loan is subject to acceleration upon the occurrence of an event of default, including cross-default to indebtedness in excess of $50 million in the aggregate, change of control (as defined in the Term Loan), entry of judgments of $50 million or more (to the extent not covered by insurance), and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.
The descriptions of the provisions of the Term Loan are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Term Loan, which is attached hereto as Exhibit 4.1.
Some of the lenders under the Term Loan and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 8.01	Other Events.
On April 6, 2020, the Company issued a press release (the “Press Release”) discussing its response to the novel coronavirus (COVID-19). The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Document
4.1*	Term Loan Credit Agreement, dated April 3, 2020
99.1*	Press Release, dated April 6, 2020

* filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Corporation

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: April 6, 2020